                        DIMENSIONAL VISIONS GROUP, LTD.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 1995




Dear Stockholder:

   A Special Meeting of Stockholders of Dimensional Visions Group, Ltd. (the "Company") will be held at the Company's principal executive offices, located at 718 Arch Street, Suite 202N, Philadelphia, Pennsylvania 19106 on December 8, 1995, at 9:00 a.m. (local time) for the following purposes:

   1. to consider and vote upon a proposal to amend the Company's Certificate of Incorporation to authorize additional shares of common and preferred stock of the Company needed to accommodate the exercise of stock warrants and conversion of preferred stock of the Company; and

   2. to consider and vote upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company to "Dimensional Group, Inc."; and

   3. to transact such other business that may properly come before the meeting.

   The Board of Directors has fixed the close of business on November 3, 1995, as the record date for the Special Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Special Meeting, and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Special Meeting. The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Special Meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy, even if you plan to attend the Special Meeting. The return of the proxy will not affect your right to vote in person if you do attend the Special Meeting. Executed proxies which contain no direction on the proposals presented will be voted FOR the authorization of additional shares of common stock and preferred stock of the Company, and FOR the proposal to change the Company's name.

                                    By Order of the Board of Directors,



                                    /s/ Steven M. Peck
                                    -------------------------------
                                    Steven M. Peck,
                                    Chief Executive Officer

Dated:  November __, 1995

                                                     PRELIMINARY PROXY STATEMENT


                        DIMENSIONAL VISIONS GROUP, LTD.
                                718 ARCH STREET
                                   SUITE 202N
                       PHILADELPHIA, PENNSYLVANIA  19106


                                PROXY STATEMENT


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dimensional Visions Group, Ltd., (the "Company") for use at the Special Meeting of the Company's Stockholders to be held at the Company's executive offices, located at 718 Arch Street, Suite 202N, Philadelphia, Pennsylvania 19106 on December 8, 1995 at 9:00 a.m. (local time), and at any adjournment or adjournments of said meeting (the "Meeting"). Proxies are revocable at any time before they are voted by delivering written notice of revocation to the Secretary of the Company prior to or at the Meeting, by filing a duly executed proxy bearing a later date or by voting in person at the Meeting. Unless so revoked, the shares represented by proxies will be voted at the Meeting.

   The Company intends to mail this Proxy Statement to the Company's Stockholders on or about November 15, 1995.

   The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and facsimile by officers and regular employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners for whom they own shares.

   The holders of record of the Company's shares of stock at the close of business on November 3, 1995, as listed below, are entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof:

   1. On November 3, 1995, there were 17,601,098 shares of common stock issued and outstanding. Each share of common stock is entitled to one (1) vote for each matter considered;

   2. On November 3, 1995, there were 57,250 shares of First Series A Convertible 5% Preferred Stock issued and outstanding. Each share of First Series A Convertible Preferred Stock is entitled to forty (40) votes for each matter considered;

   3. On November 3, 1995, there were 175,700 shares of Second Series B Convertible 8% Preferred Stock issued and outstanding. Each share of Second Series B Convertible Preferred Stock is entitled to one hundred (100) votes for each matter considered;

   4. On November 3, 1995, there were 22,876 shares of Series C Convertible Preferred Stock issued or to be issued and outstanding. Each share of Series C Convertible Preferred Stock is entitled to ten (10) votes for each matter considered;

   5. On November 3, 1995, there were 32,150 shares of Third Series S Convertible Participating Preferred Stock issued and outstanding. Each share of the Third Series S Convertible Participating Preferred Stock is entitled to one hundred (100) votes for each matter considered; and

   6. On November 3, 1995, there were 552,181 shares of Fourth Series P Convertible Participating Preferred Stock issued and outstanding. Each share of the Fourth Series P Convertible Participating Preferred Stock is entitled to ten (10) votes for each matter considered.

   The total number of shares of the Company's securities entitled to vote at the Meeting is 46,426,668.

   The shares of the Company's stock represented by each properly executed proxy will be voted at the Meeting in the manner specified in such proxy, or, if not specified, will be voted FOR the authorization of additional shares of common stock and preferred stock of the Company, and FOR the proposal to change the Company's name, and in the discretion of the persons named in the proxy, if granted, on all other matters properly presented to the Meeting.


ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, and all executive officers and directors of the Company as a group, as of November 3, 1995, and their percentage ownership of Common Stock and their percentage voting power.

Name and Address                                    Amount and Nature             Percent
of Beneficial Owners                            of Beneficial Ownership(1)       Ownership
--------------------                            ------------------------         ----------
George S. Smith(2)                                      6,319,870                  26.6%
3130 Alexis Drive
Palo Alto, California 94304

Avonwood Capital Corporation(3)                         2,200,800                  11.2%
3 Radnor Corporation Center
Suite 400
Radnor, Pennsylvania 19087

                                                        1,000,000                   5.4%
Steven M. Peck(4)

Sean F. Lee(5)                                          1,561,430                   8.2%

James W. Porter, Jr.                                       (6)

William A. Knegendorf                                      (6)

All officers and directors as a group
(5 persons)(7)                                          4,661,510                  21.1%


(1) Except as otherwise indicated, all of the shares are owned beneficially and of record. Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2) Mr. Smith directly owns 50,000 shares of the Company's Common Stock. Mr. Smith also owns 21,000 shares of the Company's Third Series S Convertible Participating Preferred Stock which is convertible into 2,100,000 shares of the Company's Common Stock. Also included in the amount are common stock purchase warrants to purchase 2,669,840 shares of the Company's Common Stock and preferred stock purchase warrants to purchase 15,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is the equivalent of 1,500,000 shares of the Company's Common Stock.

(3) Represents common stock purchase warrants to purchase 1,725,000 shares of the Company's Common Stock, 3,000 Series S Participating Convertible Preference Stock convertible into 100 shares of Common Stock for every one share of Series S Stock and 15,000 Fourth Series P Convertible Preferred Stock convertible into 10 shares of Common Stock for every one share of Series P stock.

(4) Represents common stock purchase warrants to purchase 1,000,000 shares of the Company's Common Stock.

(5) Represents 156,143 shares of Fourth Series P Convertible Participating Preferred Stock convertible into ten shares of Common Stock for every one share of Fourth Series P Convertible Participating Preferred Stock. Of this amount, 143,197 shares is owned by the Lee Family Partnership of which Mr. Lee is the general partner.

(6) Owned directly by Avonwood Capital Corporation of which Mr. Porter is the President, the principal shareholder and sole voting shareholder and of which Mr. Knegendorf is a Managing Director, and a shareholder. Includes 3,000 shares of the Company's Third Series S Convertible Participating Preferred Stock which are convertible into 300,000 shares of the Company's Common Stock. Includes 15,080 shares of the Company's Fourth Series P Convertible Participating Preferred Stock convertible into 150,800 shares of Common Stock. Also includes common stock purchase warrants to purchase 1,750,000 shares of the Company's Common Stock.

(7) Does not include common stock purchase warrants to purchase in the aggregate 7,919,840 shares of the Company's Common Stock.

                                   PROPOSAL 1

               AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK
                              AND PREFERRED STOCK


BACKGROUND

   As of the date of this Proxy Statement, the Company has only 585,733 shares of authorized but unissued or not reserved shares of Common Stock. However, as of the date of this Proxy Statement, the Company has, issued and outstanding, the following warrants and convertible preferred stock, which if exercised or converted, as the case may be, require the issuance of Common Stock substantially in excess of the current authorized Common Stock of the Company:

   1. Fifty-seven thousand two hundred and fifty (57,250) shares of First Series A Convertible 5% Preferred Stock, at $10 par value per share, 100,000 shares authorized, convertible into common stock at the rate of forty (40) shares of common stock for each share of the First Series A Convertible Preferred Stock;

   2. Twenty-two thousand five hundred (22,500) preferred stock purchase warrants to purchase the Company's Second Series B Convertible 8% Preferred Stock. Each share of the Second Series B Convertible Preferred Stock is convertible at the rate of one hundred (100) shares of common stock;

   3. One hundred seventy-five thousand seven hundred (175,700) shares of Second Series B Convertible 8% Preferred Stock, at $10 par value per share, 200,000 shares authorized, convertible at the rate of one hundred (100) shares of common stock for each share of Second Series B Convertible Preferred Stock;

   4. Twenty-two thousand eight hundred seventy-six (22,876) shares of Series C Convertible Preferred Stock, at $10 par value per share, 1,000,000 shares authorized, convertible at the rate of ten (10) shares of common stock for each share of Series C Convertible Preferred Stock;

   5. Five hundred fifty-two thousand one hundred eighty-one (552,181) shares of Fourth Series P Convertible Participating Preferred Stock at $10 par value per share, 600,000 authorized convertible at the rate of ten (10) shares of common stock for each share of Series P Convertible Participating Preferred Stock.

   6.  Thirty-two thousand one hundred and fifty (32,150) shares of Third
Series S Convertible Participating Preferred Stock, at $10 par value per share, 50,000 shares authorized, convertible at the rate of one hundred (100) shares of common stock for each share of Third Series S Convertible Participating Preferred Stock;

   7. One million eight hundred and thirteen thousand one hundred and sixty-nine (1,813,169) Class B Redeemable Common Stock Purchase Warrants exercisable into three million eight hundred and seven thousand six hundred and fifty-five (3,807,655) shares of the Company's Common Stock.

   8. Seventeen million nine hundred and sixty-five thousand five hundred and twenty-two (17,965,522) fully paid and non-assessable common stock purchase warrants.

   The total number of shares of common stock which would be outstanding assuming all of the warrants and convertible preferred stock were to be exercised or converted is 70,449,845.

   The Company's First Series A Convertible 5% Preferred Stock and the Company's Second Series B Convertible 8% Preferred Stock were issued through private placements for the purpose of increasing the capital of the Company. The Series C Convertible Preferred Stock was issued to certain holders of the Company's secured notes in lieu of accrued interest. The Third Series S Convertible Participating Preferred Stock was issued to certain stockholders consisting mainly of officers and directors of the Company in exchange for such stockholders' shares of common stock. Such common stock was then sold on September 5, 1995 for the purpose of raising additional capital. The Fourth Series P Convertible Participating Preferred Stock was issued to InfoPak, Inc. shareholders in exchange for all of the outstanding capital stock of InfoPak, Inc. on September 12, 1995. Certain financial information with regard to the acquisition of InfoPak, Inc. is set forth in Appendix I.

   To accommodate the future exercise of the warrants and/or conversion of the convertible preferred stock described above, at the Meeting, the stockholders will vote on a proposal to amend the Company's Certificate of Incorporation to authorize in the aggregate 90,000,000 shares of common stock and 10,000,000 shares of preferred stock.

  The Company has not entered into any agreement regarding the issuance of a significant number of additional shares other than as described above and does not have any other present intention to issue any of the additional shares of common stock or preferred stock to be authorized. However, the Company intends to seek additional funding and/or other business ventures which would require the issuance of the Company's securities.

DESCRIPTION OF PROPOSED AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

  To effect the proposed amendment to the Company's Certificate of Incorporation to authorize in the aggregate 90,000,000 shares of common stock and 10,000,000 shares of preferred stock, Article FOURTH of the Certificate of Incorporation would be amended to provide as follows:

   The total number of shares of stock which the corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of Ten Million (10,000,000) shares of Preferred Stock, all of the par value of ($.001), and Ninety Million (90,000,000) shares of Common Stock, all of a par value of ($.001).

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

  General. The Company is presently authorized to issue 20,000,000 shares of common stock, par value $.001 per share. Of such number, 17,601,098 shares were issued and outstanding at November 3, 1995. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of common stock from 20,000,000 to 90,000,000. Such additional authorized shares of common stock will have no preemptive rights. No further vote of the stockholders will be required to issue such additional shares of authorized common stock.

INCREASE IN AUTHORIZED SHARES OF PREFERRED STOCK

  General. The Company is authorized to issue 2,000,000 shares of preferred stock, par value $ .001 per share. Of such number, 840,159 shares were issued and outstanding at November 3, 1995. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of preferred stock from 2,000,000 to 10,000,000. No further vote of the stockholders will be required to issue such additional shares of authorized preferred stock.

  Under Delaware law and under the terms of the Certificate of Incorporation, the Company's preferred stock may be issued in series established from time to time by the Board of Directors. In this connection, the Board of Directors has broad discretion to set the terms of the preferred stock, and, if it decided to, may fix for each series, without further stockholder approval, (1) the rate of the dividend, (2) the price at which and the terms and conditions on which shares may be redeemed, (3) the amount payable upon shares in the event of voluntary or involuntary liquidation, (4) sinking fund provisions, if any, for the redemption of the Company or purchase of shares, (5) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion, and (6) voting rights, if any.

  The Board of Directors may fix the number of votes to which each share of preferred stock is entitled, or deny voting rights to the shares of any series, except to the extent voting rights are expressly granted by applicable law. Depending upon the terms or voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock or other preferred stock.

  It is not possible to state the actual effect of the authorization of the preferred stock or other classes of stock upon the rights of holders of common stock until the Board of Directors determines the respective rights of the holders of one or more series of the preferred stock. However, such effects might include without limitation: (a) restrictions on dividends on common stock if preferred stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the preferred stock are in arrears;
(b) substantial dilution of the voting power of the common stock to the extent that the preferred stock has voting rights or to the extent that any preferred stock is given conversion rights into common stock; and (c) the holders of common stock not being entitled to share in the Company's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the preferred stock, which the Board of Directors can set at its discretion. The Board of Directors could also authorize holders of the preferred stock to vote, either separately as a class or with the holders of common stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Shares of preferred stock could also be privately placed with purchasers who might ally themselves with the Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of the Company.

  In addition, the Company may be affected to the extent that preferred stock is issued which is, by its terms, redeemable, either at the option of the Company or the holder of preferred stock, in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by the Company upon redemption of the preferred stock will be the redemption price fixed for the shares of each series by the Board of Directors and may also include payment of all accumulated and unpaid dividends. There are many other potential effects not mentioned here.


POTENTIAL ANTI-TAKEOVER EFFECTS OF INCREASE IN AUTHORIZED CAPITAL STOCK

  The Board of Directors is not aware of any attempts to takeover or effect a change in control of the Company. As such, the proposed amendment to the Certificate of Incorporation increasing the authorized capital stock of the Company is not the result of a specific effort by the Board of Directors to thwart any known takeover attempts. Nonetheless, the increase in the authorized shares could be used to impede a takeover attempt since new shares could be issued to dilute the stock ownership of a person attempting to acquire control of the Company.

  Any provision which discourages the acquisition of Company stock by a person seeking control could be beneficial to the stockholders generally to the extent that it (i) provides for greater stability and continuity of management, (ii) protects stockholders against unfair or inequitable mergers or tender offers, and (iii) helps discourage or prevent a takeover by an acquiror seeking to obtain control in order to break up and auction off the Company's component parts or otherwise act in nonbeneficial ways with respect to the Company or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Company's stockholders. Moreover, the adoption of the proposed amendments to the Certificate of Incorporation may have the effect of assisting the Company's management in retaining its position, even if removal would be beneficial to the stockholders generally. Consequently, management would be in a better position to resist changes that might benefit stockholders generally, but that might be disadvantageous to management.

GENERAL EFFECT OF APPROVAL OF ADDITIONAL COMMON STOCK AND PREFERRED STOCK

  Dilution of Voting Power. The approval of additional common stock and preferred stock will have the effect of diluting the voting power of the stockholders entitled to vote only to the extent the warrants described in the Background Section above exercised. The conversion of existing preferred stock into the additional shares of common stock of the Company have no effect on the voting power of the stockholders of the Company because the preferred stockholders are currently entitled to vote in the same ratio that such preferred stockholders' shares would be converted into common shares of the Company.

  Dilution of Dividend Rights. To the extent that the warrants described in the Background Section are exercised, the Second Series B Convertible Preferred Stock shareholders right to dividends will be diluted in proportion to any increase in the number of issued Second Series B Convertible Preferred Stock resulting from the exercise of such warrants.

  The Board of Directors unanimously recommends that stockholders vote FOR this proposal at the Meeting.


VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the outstanding shares of the Company's voting stock is required for the adoption of the proposed amendment to the Certificate of Incorporation authorizing additional shares of common stock and preferred stock.

                                   PROPOSAL 2

                             CHANGE OF COMPANY NAME

  At the Meeting, the stockholders will vote on a proposal to amend the Certificate of Incorporation of the Company to change the name of the Company from "Dimensional Visions Group, Ltd.," to "Dimensional Group, Inc."

  The Company has proposed the change of name to more accurately reflect the nature of the Company's current and future operations.

  The Board of Directors unanimously recommends that the stockholders vote FOR this proposal at the Meeting.


DESCRIPTION OF PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

  Article FIRST of the Company's Certificate Incorporation would be amended to read as follows:

                The name of the corporation (hereinafter called the "corporation") is DIMENSIONAL GROUP, INC.


VOTE REQUIRED FOR APPROVAL

  The affirmative vote of holders of a majority of the outstanding shares of the Company's voting stock is required in order to approve this proposal. If approved, this change of name will be effective upon filing with the Secretary of the State of Delaware of a Certificate of Amendment to the Certificate of Incorporation of the Company, which is expected to follow shortly after the Meeting.


                             ADDITIONAL INFORMATION
                                 OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Special Meeting of Stockholders. However, it is intended that proxies solicited will be voted on any matters that may properly come before the Meeting in the discretion of the persons named in the proxy.

                           1995 STOCKHOLDER PROPOSALS

   In order for stockholder proposals for the 1995 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Company at its executive offices, located at 718 Arch Street, Suite 202N, Philadelphia, Pennsylvania 19106, on or before January 31, 1996.

                                  APPENDIX I

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                       YEARS ENDED JUNE 30, 1995 AND 1994


            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                                                                                                   Page
                                                                                                   ----

Independent Auditor's Report                                                                        F-2

Consolidated Financial Statements

         Balance Sheet                                                                              F-4

         Statements of Operations                                                                   F-5

         Statements of Stockholders' Equity                                                         F-6

         Statements of Cash Flows                                                                  F-10

         Notes to Consolidated Financial Statements                                                F-11

Schedules

         Independent Auditor's Report                                                              F-19

         Schedule V - Property and Equipment                                                       F-20

         Schedule VI- Accumulated Depreciation and Amortization of Property and Equipment          F-21

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1995 AND 1994





                          INDEPENDENT AUDITORS' REPORT





To the Board of Directors and Stockholders
Dimensional Visions Group, Ltd.
Philadelphia, Pennsylvania




We have audited the accompanying consolidated balance sheet of Dimensional Visions Group, Ltd. and its subsidiaries (the "Company") as of June 30, 1995, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dimensional Visions Group, Ltd. and its subsidiaries at June 30, 1995 and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a deficiency in working capital, which raises substantial doubt about the Company's ability to continue as a going concern. The Company has

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1995 AND 1994





been funding its operations by selling its securities in private placements, loans, sale of surplus equipment and by certain employees and consultants deferring their compensation. The future of the Company as an operating business will depend on (1) its ability to successfully market its products,
(2) obtain sufficient capital contributions or financing as may be required to sustain it's current operations and fulfill its sales and marketing activities,
(3) achieving a level of sales adequate to support the Company's cost structure, and (4) to ultimately achieve a level of profitability.
Management's plan concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                          Gitomer & Berenholz, P.C.





Jenkintown, Pennsylvania
September 18, 1995

                        DIMENSIONAL VISIONS GROUP, LTD.
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1995

                          ASSETS
DEFICIENCY
 Current Assets

   Cash and cash equivalents                         $227,972

   Accounts receivable, trade                          18,690


   Inventory                                           26,453

   Prepaid supplies and expenses                       43,361
                                                    ---------
   Total Current Assets                               316,476
                                                    ---------

 Equipment and Leasehold Improvements

   Equipment                                        1,628,028

   Furniture and fixtures                             134,938


   Leasehold Improvements                             109,446
                                                    ---------
                                                    1,872,412

   Less Accumulated Depreciation and Amortization   1,791,049
                                                    ---------
                                                       81,363
                                                    ---------












 Other Assets

   Patent rights and other assets                      53,398
                                                    ---------

   Total Assets                                     $ 451,237
                                                    =========

          LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities

  Note Payable                                                    $    50,000

  Accounts payable, accrued expenses and other liabilities            404,489
                                                                  -----------





  Total Current Liabilities                                           454,489
                                                                  -----------

Long-Term Debt

  Secured notes                                                     1,837,000

  Accrued interest payable                                            210,741
                                                                  -----------

                                                                    2,047,741
                                                                  -----------
Commitments and contingencies                                               -

Stockholders' Deficiency

  Preferred stock - $.001 par value, authorized 2,000,000
  shares; Series A convertible preferred stock - $10 par value authorized - 100,000 shares; issued and outstanding -
  77,250 shares                                                       772,500

  Series B convertible preferred stock - $10 par value,
  authorized - 200,000 shares; issued - 0                                   -
  Common Stock - $.001 par value, authorized - 20,000,000
  shares; Issued and outstanding - 16,936,098                          16,936
  Additional paid-in capital                                       11,881,927
  Deficit                                                         (14,722,356)
                                                                  -----------

  Total stockholders' deficiency                                   (2,050,993)
                                                                  -----------



Total Liabilities and Stockholders Equity                         $   451,237
                                                                  ===========




                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       YEARS ENDED JUNE 30, 1995 AND 1994


                                                                                        1995                         1994
                                                                                        ----                         ----

 Operating revenue                                                               $    134,028                   $         -
                                                                                 ------------                   -----------
 Operating expense

   Cost of Sales                                                                      241,240                             -

   Research and development costs                                                     299,267                       561,076

   Marketing expenses                                                                 120,359                       103,758

   General and administrative expenses                                                460,680                       436,712
                                                                                 ------------                   -----------
 Total operating expenses                                                           1,121,546                     1,101,546
                                                                                 ------------                   -----------

 Loss before other income (expenses)                                                 (987,518)                   (1,101,546)
   and extraordinary item                                                        ------------                   -----------


 Other income (expenses)
   Interest expense                                                                  (208,717)                      (73,498)
   Interest income                                                                      1,318                         3,317
   Gain on sale of equipment                                                            2,585                         3,054
                                                                                 ------------                   -----------
                                                                                     (204,814)                      (67,127)
                                                                                 ------------                   -----------
 Loss before extraordinary item                                                    (1,192,332)                   (1,168,673)
 Extraordinary Item
   Gain on reversal of liabilities relating to
   unsecured creditors under dismissed Chapter 11
   proceedings of DVG Plastics, Inc.                                                        -                        99,031
                                                                                 ------------                   -----------

 Net loss                                                                         ($1,192,332)                  ($1,069,642)
                                                                                 ============                   ===========
 Loss per share of common stock

   Loss before extraordinary item                                                $        .07                   $       .07
                                                                                 ============                   ===========
   Net loss                                                                      $        .07                   $       .07
                                                                                 ============                   ===========

 Weighted average shares of common stock outstanding                               16,476,769                    15,872,879
                                                                                 ============                   ===========



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DIMENSIONAL VISIONS GROUP, LTD.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                       YEARS ENDED JUNE 30, 1995 AND 1994

                                         Preferred Stock          Common Stock
                                         ---------------          ------------
                                          ($10 Series A         ($.001 Par Value)
                                          -------------         -----------------
                                           Convertible)                               Additional
                                           ------------                                Paid-In
                                        Shares    Amount       Shares     Amount       Capital          Deficit       Total
                                        ------    ------       ------     ------    -------------   ---------------   -----
 Balance, July 1, 1993                 77,250    $772,500   15,461,098   $15,461     $11,616,527    ($12,460,382)    ($55,894)

 Issuance of 2,925,000 warrants to
 outside directors, company executive
 officers and employees to purchase
 2,925,000 shares of the Company's
 common stock @ $.15 per share,
 exercisable over a five year period
 commencing July 1993                       -           -            -         -               -               -            -

 Issuance of 3,900,000 warrants to
 company executive officers and an
 employee to purchase 3,900,000 shares
 of the Company's common stock @ $.15
 per share, such warrants to be held in
 escrow, and when released to be
 exercisable over a five year period
 commencing December 1992
                                            -           -            -         -               -               -            -
 Issuance of 1,070,000 warrants to
 outside consultants to purchase
 1,070,000 shares of the Company's
 common stock @ $.15 per share,
 exercisable over a five year period
 commencing July 1993                       -           -            -         -          15,400               -       15,400


 Retirement of 1,712,495 warrants
 issued to outside directors, a company
 executive officer, a company employee
 and an outside consultant to purchase
 1,712,495 shares of the Company's
 common stock at exercise prices
 ranging from $.4375 to $3.94 per share
                                            -           -            -         -               -               -            -

                        DIMENSIONAL VISIONS GROUP, LTD.
        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (CONTINUED)
                       YEARS ENDED JUNE 30, 1995 AND 1994





                                             Preferred Stock     Common Stock
                                             ---------------     ------------
                                             ($10 Series A     ($.001 Par Value)
                                             -------------     -----------------
                                              Convertible)                            Additional
                                              ------------                              Paid-In
                                            Shares    Amount    Shares     Amount       Capital         Deficit         Total
                                            ------    ------    ------     ------    -------------   -------------      -----

 Issuance of 900,000 shares of the
 Company's common stock in settlement
 of amounts due officers, employees and
 consultants for accrued payroll and
 fees                                           -           -      900,000        900        94,100               -        95,000

 Issuance of 300,000 warrants to a
 company executive officer and an
 outside  consultant to purchase
 300,000 shares of the Company's common
 stock @ $.20 per share exercisable
 over a five year period commencing
 April 1994                                     -           -            -          -             -               -             -

 Net loss                                       -           -            -          -             -    (  1,069,642)  ( 1,069,642)
                                           -----     --------  -----------    -------   -----------    ------------   -----------

                                                                                    -
 Balance, June 30, 1994                    77,250    $772,500   16,361,098    $16,361   $11,726,027    ($13,530,024)  ($1,015,136)
                                           ======    ========  ===========    =======   ===========    ============   ===========





                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        DIMENSIONAL VISIONS GROUP, LTD.
        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (CONTINUED)
                       YEARS ENDED JUNE 30, 1995 AND 1994


                                     Preferred Stock       Common Stock
                                     ---------------       ------------
                                      ($10 Series A      ($.001 Par Value)
                                      -------------      -----------------
                                       Convertible)                           Additional
                                       ------------                             Paid-In
                                  Shares     Amount     Shares       Amount     Capital         Deficit          Total
                                  ------     ------     ------       ------   ------------  ---------------      -----
 Balance, July 1, 1994            77,250     $772,500   16,361,098   $16,361  $11,726,027  ($13,530,024)       ($1,015,136)

 Issuance of 165,000 shares of
 the Company's common stock in
 bonuses to certain
 officers/employees/directors
 of the Company                        -            -      165,000       165       16,335             -             16,500

 Exercise of 110,000 warrants
 to purchase 110,000 shares of
 the Company's common stock @
 $.01 per share                        -            -      110,000       110          990             -              1,100

 Issuance of 37,500 warrants to
 purchase 37,500 shares of the
 Company's common stock @ $.15
 per share for a five year
 period commencing April, 1995
 for consulting services
 rendered to the Company               -            -            -         -        3,375             -              3,375


 Issuance of 500,000 warrants
 to purchase 500,000 shares of
 the Company's common stock @
 $.10 per share for a three and
 half year period commencing
 May 1995                              -            -            -         -       60,000             -             60,000

                        DIMENSIONAL VISIONS GROUP, LTD.
        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (CONTINUED)
                      YEARS ENDED JUNE 30, 1995 AND 1994




 Issuance of 50,000 warrants to
 purchase 50,000 shares of the
 Company's common stock @ $.01
 per share for a one year
 period commencing May 1995            -            -            -         -        7,500             -              7,500

 Issuance of 250,000 warrants
 to purchase 250,000 shares of
 the Company's common stock @
 $.15 per share for a five year
 period commencing May 1995            -            -            -         -       30,000             -             30,000

 Exercise of 300,000 warrants
 to purchase 300,000 shares of
 the Company's common stock @
 $.15 per share (250,000
 shares) and $.01 per share
 (50,000 shares)                       -            -      300,000       300       37,700             -             38,000


 Net loss                              -            -            -         -            -  (  1,192,332)       ( 1,192,332)
                                 -------     --------  -----------   -------  -----------  ------------        -----------

 Balance, June 30, 1995           77,250     $772,500   16,936,098   $16,936  $11,881,927  ($14,722,356)       ($2,050,993)
                                 =======     ========  ===========   =======  ===========  ============        ===========





                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED JUNE 30, 1995 AND 1994

                                                                                              1995                1994
                                                                                              ----                ----
                                                                                                             (Reclassified)
Operating activities
    Net loss
    Adjustments to reconcile net loss to net
    cash used in operating activities                                                    ($1,192,332)         ($1,069,642)
      Extraordinary item
          Gain on reversal of liabilities relating to unsecured creditors
          under dismissed Chapter 11 proceedings of DVG Plastics, Inc.                             -          (    99,031)
      Compensation paid to officers/employees                                                 16,500                    -
      Interest paid through issuance of warrants                                              67,500                    -
      Consulting service paid through issuance of warrants                                     4,625               15,400
      Depreciation and amortization of property and equipment                                150,491              341,697
      Amortization of other assets                                                             4,074                4,074
      Gain on sale of equipment                                                               (2,584)              (3,054)
      Changes in assets and liabilities which provided (used) cash
             Accounts Receivable, trade                                                      (18,690)                   -
             Inventory                                                                        12,634              (39,087)
             Prepaid expenses and deposit                                                      3,118              (12,981)
             Accounts payable, accrued expenses and other liabilities
             (including accrued interest classified as long term)                            281,769               (9,535)
      Issuance of common stock in connection with settlement of certain
      liabilities to employees and officers                                                        -               95,000
                                                                                         -----------          -----------
Net cash used in operating activities                                                       (672,895)            (777,159)
                                                                                         -----------          -----------

Investing activities
    Proceeds from sale of equipment                                                            3,107                3,300
    Purchase of equipment                                                                    (16,374)             (12,005)
    Capitalized legal fees related to patent rights                                                -                3,025
    Deposits                                                                                       -                  589
                                                                                         -----------          -----------
Net cash used in investing activities                                                        (13,267)              (5,091)
                                                                                         -----------          -----------

Financing activities
    Proceeds from
      Issuance of common stock in connection with the exercise of warrants                    39,100                    -
      Borrowings                                                                             757,000              880,000
                                                                                         -----------          -----------
Net cash provided by financing activities                                                    796,100              880,000
                                                                                         -----------          -----------
Net increase in cash and cash equivalents                                                    109,938               97,750
Cash and cash equivalents, beginning                                                         118,034               20,284
                                                                                         -----------          -----------
Cash and cash equivalents, ending                                                        $   227,972          $   118,034
                                                                                         ===========          ===========
Supplemental disclosure of cash flow information

    Cash paid during the year for interest                                               $         -          $         -
                                                                                         ===========          ===========

    Issuance of common stock in connection with settlement of certain liabilities
    to employees and officers                                                            $         -          $    95,000
                                                                                         ===========          ===========

    Issuance of common stock in connection with officers/employees stock bonus           $    16,500          $         -
                                                                                         ===========          ===========

    Issuance of warrants in connection with
      Consulting service                                                                 $    33,375
                                                                                         ===========
      Financing                                                                          $    67,500
                                                                                         ===========


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of Business, Financing and Basis of Financial Statement Presentation

      Dimensional Visions Group, Ltd. (the "Company" or "DVGL") was incorporated in Delaware on May 12, 1988. The Company, was a development stage company through June 30, 1994 and had an accumulated deficit during the development stage of $13,530,024. The Company produces and markets lithographically printed stereoscopic prints commonly referred to as three-dimensional prints. The prints may be viewed without the use of special glasses or viewing apparatus.

      The Company has financed its development through the sale of its securities, loans and sale of surplus equipment and by certain employees and consultants deferring their compensation. The Company has had limited sales of its product during the year ended June 30, 1995. The Company has completed the development of a photographic and compositing system capable of producing stationary three-dimensional images used in the manufacturing of the DV3D(TM) lithographic print products. The Company has also completed the development of the printing and separation process needed to produce the DV3D(TM) image for commercial use. The process involves a highly sophisticated computer controlled camera mounted on a micro-positioning mechanism and imaging system taking numerous photographs of a subject. The camera is mobile and takes photographs from various positions and angles. The photos are then composited in the clean room/photo laboratory to create a single stereoscopic master transparency, the product of which the company has trademarked the "DV3D(TM)" image. The DV3D(TM) image is then sent to commercial separator and printer where the master image, with the use of the company's proprietary methods and knowledge, is separated and lithographically printed on a polymer based lenticular material which focuses the multi- dimensional images.

      On September 5, 1995, the Company received $750,000 from the sale of the Company's Common Stock as part of its long term financing plans (See Note
      13).

      The Company on September 12, 1995 completed the acquisition of InfoPak, Inc. which manufactures and markets hardware and software information and audio playback systems and method products and programs. (See Note 13).

      Liquidity and Capital Resources

      The Company has incurred losses since inception of $14,722,356, has a working capital deficiency of $138,013 as of June 30, 1995. The future of the Company as an operating business will depend on (1) its ability to successfully market its products, (2) obtain sufficient capital contributions or financing as may be required to sustain its current operations and to fulfill its sales and marketing activities, (3) achieving a level of sales adequate to support the Company's cost structure, and (4) to ultimately achieve a level of profitability. Management's plan to address these issues includes (a) substantially increase sales and marketing efforts of the Company's products, (b) exercise tight cost controls to conserve cash, (c) raise additional long term financing, and (d) evaluate possible merger or acquisition opportunities.

      The consolidated financial statements have been prepared on the basis that the Company is a going concern and do not reflect any adjustments that might result from the outcome of the uncertainties described in paragraph 1 above.

      Consolidation Policy

      The consolidated financial statements include the accounts of DVGL and its wholly-owned subsidiaries, DVG Plastics, Inc., DVG Films, Inc. (effective January 27, 1995 DVG Films, Inc. changed its name to Digital Dimensions, Inc.) and DV3D Images, Inc. As of June 30, 1995 all of the wholly-owned subsidiaries are inactive. All significant inter company balances and transactions have been eliminated in consolidation.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Inventory

          Inventory is stated at the lower of cost or market. Cost is determined by the first in first out method. Inventory consists of raw materials amounting to $26,453.

      Equipment and Leasehold Improvements and Depreciation and Amortization

      Equipment and leasehold improvements are stated at cost. Depreciation and amortization are provided by the use of the straight-line method over the estimated useful lives of the assets as follows:

          Equipment                     5-7 years
          Furniture and fixtures          5 years
          Leasehold improvements        Term of the initial operating lease (5 years)

      Patent Rights

      Costs incurred to acquire patent rights and the related technology are amortized over the shorter of the estimated useful life or the remaining term of the patent rights. In the event that the costs of patent rights and/or acquired technology are abandoned, the write-off will be charged to expense in the period the determination is made to abandon them.

      Research and Development Costs

      The Company charges to Research and Development Costs all items of a non-capital nature related to bringing a "significant" improvement to its product. Such costs include salaries and expenses of employees and consultants, the conceptual formulation, design, and testing of the products and prototypes. All such costs of a capital nature are capitalized.

      Income Taxes

      Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement supersedes Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effect of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards. (See note 11 as to the Company's change in accounting for income taxes.)

      Employer's Accounting for Postemployment Benefits

      Employers Accounting for Post Employment Benefits Statement of Financial Accounting Standards No. 112, Employers Accounting for Post Employment Benefits (SFAS No. 112), establishes accounting standards for post employment benefits and requires either the accrual of the obligation or disclosure, depending upon the circumstances, for the cost of benefits provided to former or inactive employees after employment or before retirement. The Company adopted SFAS No. 112 during the first quarter of 1995. Such adoption will not have a material adverse effect on the Company's operations or financial position, since the Company does not have any post-retirement benefits.

      Reclassifications

      Certain reclassifications have been made to the June 30, 1994 financial statements to conform to classifications used in the June 30, 1995 financial statement.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994





NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


      NET LOSS PER SHARE OF COMMON STOCK

      Net loss per share of common stock is based on the weighted average of shares of common stock outstanding. Outstanding warrants or options are not considered in the calculation of net loss per share of common stock, as they would have an anti-dilutive effect.

NOTE 2    CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

      Cash and cash equivalents are summarized as follows:

                                                  June 30, 1995
                                                  -------------

            Cash in bank                             $ 82,334
            Money Market Account                      145,638
                                                     --------

                                                     $227,972
                                                     ========


      The Company maintains its cash in banks located in Pennsylvania and California. The total cash balances are insured by the FDIC up to $100,000 per financial institution. As of June 30, 1995, the uninsured cash balance totaled $70,736.

NOTE 3   PATENT RIGHTS AND OTHER ASSETS

                                                  June 30, 1995
                                                  -------------

            Patent Rights                             $58,426
            Organization Costs                          2,000
            Deposits                                    5,500
            Trade Mark                                    225
                                                      -------

                                                       66,151

            Less Accumulated Amortization              12,753
                                                      -------

            Total                                     $53,398
                                                      =======

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994




NOTE 4   ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

      Accounts payable, accrued expenses and other liabilities consist of the following:

                                                 June 30, 1995
                                                 -------------
         Accounts payable                            $116,410
         Accrued Expenses
           Interest (1)                                 3,938
           Salaries                                    29,241
           Consulting fees                             98,900
         Customer Deposits(2)                         156,000
                                                     --------

         Total                                       $404,489
                                                     ========

         (1) Accrued interest of $210,741 is classified as long term as of June 30, 1995. (See Note 5).

         (2) $150,000 represents a deposit on two orders that were not accepted by a customer during 1992.

NOTE 5   LONG-TERM DEBT

         As of June 30, 1995 the outstanding Secured Notes are $1,837,000. The Secured Notes are due beginning in fiscal 1996 and interest at 10% will be paid semi-annually, with the first interest payment not due to be paid until twelve months after the date of the Secured Notes. The Company is permitted to prepay the Secured Notes after twelve months from the date of the Secured Notes with no penalty. As collateral for the Secured Notes, the Company has given a security interest in all of the Company's assets, tangible and intangible, including all patents and proprietary technology, which was evidenced by a Uniform Commercial Code filing on March 24, 1994.

         On April 25, 1995, substantially all of the long term Secured Note Holders agreed to defer all interest payments until the Secured Notes mature beginning in fiscal 1996 or, upon the consummation of long term financing and/or a strategic partner relationship, to convert the Secured Notes and accrued interest into 8% Series "B" Convertible Preferred Stock through the exercise of the Series "B" Redeemable warrants.

         As of June 30, 1995, Secured Note Holders representing $95,000 of the outstanding notes have not agree to convert their Notes or defer interest. These notes are all long term obligations of the Company.

         As of June 30, 1995, 183,700 warrants are outstanding to purchase Series B Convertible Preferred Stock which can be converted to 18,370,000 shares of the Company's common stock at $.10 per share. In addition, there are 450,000 warrants that have not been exercised to purchase 450,00 shares of the Company's common stock at $.01 per share to certain Note Holders who lent funds to the Company during the year ended June 30, 1995.

         On May 24, 1995 the Company borrowed $50,000 at 9% per annum. The Promissory Note for $50,000 was due on November 24, 1998. On September 11, 1995, the Promissory Note and related accrued interest was paid in full. In connection with the loan, the Company issued warrants to purchase 500,000 shares of common stock at $.10 per share exercisable within three and one-half years from issuance and warrants to purchase 50,000 shares of common stock at $.01 per share. The warrants were valued at $67,500 ($.12 per warrant) at the time of issue and was recorded as additional interest expense.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTES LONG TERM DEBT (CONTINUED)

         The annual maturity on long term debt is as follows:

             Year Ending June 30                       Amount
             -------------------                       ------
                   1996                               $50,000
                   1997                             1,130,000
                   1998                               707,000
                                                   ----------
                                                    1,887,000
                   Less Current Portion                50,000
                                                   ----------
                   Long Term Debt                  $1,837,000
                                                   ==========

NOTE 6   COMMITMENTS

      The company leases its corporate office, studio and lab facilities in Philadelphia, Pennsylvania under a five year operating lease through February 28, 1999 at an annual rental of approximately $44,100 through June 1995 and adjusted on March 1, of each year through 1998 by approximately $2,314 in 1995 and $1,371 each year thereafter. In addition, the Company is responsible for its proportionate share of excess operating expenses and real estate taxes. The Company has a conditional option to terminate the lease 30 days prior to ground breaking date on the proposed new building site adjacent to where the Company leases space.

             Year Ending June 30             Annual Rental Amount
             -------------------             --------------------

                   1996                              $ 59,400
                   1997                                60,800
                   1998                                62,200
                   1999                                42,100
                                                     --------
                                                     $224,500
                                                     ========

      Total rent expense on all operating leases amounted to approximately $56,600 and $82,600, for the years ended June 30, 1995 and 1994, respectively.

      The Company has not declared dividends on Series A Convertible Preferred Stock. The cumulative dividend in arrears through June 30, 1995 is $151,750.

      The Company has outstanding employment and consulting contracts that expire through June 30, 1999 as follows:

             Year ending June 30
             -------------------

                   1996                              $164,000
                   1997                               244,000
                   1998                               144,000
                   1999                               144,000
                                                     --------
                                                     $696,000
                                                     ========

      In connection with a consulting contract providing among other things, assisting the Company with arranging for additional capital. For each dollar of capital raised a maximum of 1,600,000 warrants will be issued to purchase the Company's common stock at $.15 per share of which 250,000 warrants were issued during May 1995 and exercised during June 1995. The warrants will be exercisable over a five year period at $.15 per share. The warrants issued in May 1995 were valued at $30,000 ($.12 per warrant) at the time issued and will be recognized as additional consulting fees over the two-year term of the consulting contract. In addition, the contract provides for a fee of 5% on capital raised.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 7   CONTINGENCIES

      During 1992, two former officers of DVG Plastics, Inc. resigned their positions. They filed claims amounting to $225,000 with the Bankruptcy Court for certain compensation (salary, severance and bonus) under their contracts. These claims have been dismissed by the Bankruptcy Court on November 16, 1993, as a result of the entire bankruptcy matter being dismissed and the Company is not aware of any legal action in connection with this dispute. Management of the Company feels that this matter, if pursued by the former officers of DVG Plastics, Inc., will be resolved with no material adverse financial impact to the Company.

      On November 16, 1993 the Bankruptcy Court dismissed the bankruptcy case of DVG Plastics, Inc. In connection with the dismissed bankruptcy case of DVG Plastics, Inc., the Company wrote off all liabilities relating to unsecured creditors of approximately $99,000 as of June 1994. There have been no claims by any of these creditors since the date of dismissal (November 16, 1993.)

      In connection with the various changes in management during 1991 and 1992, the Company believes that there are no outstanding obligations to former officers of the Company. In the event a claim would arise, the Company believes that no material adverse financial impact will occur.

      There are no legal proceedings which the Company believes will have a material adverse effect on its financial position.

NOTE 8   COMMON STOCK

      As of June 30, 1995, the Company had issued non-public warrants to purchase 15,380,522 shares of the Company's Common Stock at prices ranging from $01 per share to $3.94 per share. Included in the non-public warrants are 3,900,000 warrants that are being held in escrow until officers and directors and a Company employee achieve certain bench mark goals established by management. As of June 30, 1995 the Company had issued 183,700 warrants to purchase Series B Convertible Preferred stock, in connection with a private placement offering which converts to 18,370,000 shares of the Company's common stock. As of June 30, 1995, the Company had 1,813,169 publicly-held warrants to purchase 1,813,169 shares of common stock.

      The Company may not have available sufficient common stock for those who elect to exercise their warrants or convert preferred stock to common stock.

      During January 1994 the Company issued 900,000 shares of the Company's common stock in settlement of amounts due to officers and employees for consulting fees and payroll valued at approximately $.11 per share.

      During January 1995, the company issued 165,000 shares of the Company's common stock as a bonus to certain officer/employees/directors of the Company valued at $.10 per share.

      During the period February 1995 through May 1995 the Company received $39,100 from the exercise of 410,000 warrants to purchase 410,000 shares of the Company's common stock.

NOTE 9   STOCK OPTION PLAN

      The Company has adopted a stock option plan (the "Plan") covering 500,000 shares of the Company's common stock, $.001 par value, pursuant to which officers, directors, key employees and consultants of the Company are eligible to receive incentive as well as non-qualified stock options and Stock Appreciation Rights ("SAR's"). The Plan, which expires in September 1998, will be administered by the Board of Directors or a committee chosen therefrom. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common stock on the date of the grant, except that the terms of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of the common stock on the date of the grant. Non-qualified stock options maybe granted on terms determined by the Board of Directors or a

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 9   STOCK OPTION PLAN (CONTINUED)

      committee designated by the Board of Directors. SAR's which give the holder the privilege of surrendering such rights for the appreciation in the Company's common stock between the time of grant and the surrender, may be granted on any terms determined by the Board of Directors or committee designated by the Board of Directors. No SAR's have been granted.

      A summary of transactions under this Plan is as follows:

                                                     Option Price
                                                     Per Share,          Total
                                   Shares            As Adjusted         Option Price
                                   ------            -----------         ------------

      Options outstanding        161,000                 $.48            $77,280
      Canceled                  (141,000)                 .48            (67,680)
                                --------                                 -------
      Options outstanding
         June 30, 1995 and
         1994                     20,000                                  $9,600
                                ========                                 =======

NOTE 10  EXTRAORDINARY ITEM

      On November 16, 1993 the Bankruptcy Court dismissed the bankruptcy case of DVG Plastics, Inc. In connection with the dismissed bankruptcy case of DVG Plastics, Inc., the Company wrote off all liabilities relating to unsecured creditors as of June 30, 1994. As a result of the write off the Company recognized a gain of $99,031 and has been classified as an Extraordinary item.

NOTE 11  INCOME TAXES

      The Company adopted Statement of Financial Standards ("SFAS") No. 109, "Accounting for Income Taxes" effective July 1, 1993. There is no cumulative effect of adopting SFAS 109 on the Company's financial statements for the year ended June 30, 1994. Restatement of prior years for the effect of SFAS No. 109 would not have materially changed previously reported losses.

      The Tax effects of significant items comprising the Company's net deferred taxes as of June 30, 1995 were as follows:


                                                      1995
                                                     ------
      Deferred Tax Assets:
          Property                                 ($  23,000)
          Patents                                       7,000
      Operating loss carry forwards                 5,050,000
      Valuation allowance                          (5,034,000)
                                                   ----------
                                                   $
                                                   ==========

      The change in valuation allowance for the year ended June 30, 1995 was increased by approximately $431,000.

      There was no provision for current income taxes for the years ended June 30, 1995 and 1994.

      The federal net operating loss carryforwards of approximately $14,413,000 expire in varying amounts through 2010 and state net operating loss carryforwards are available up to $500,000 per year commencing in fiscal 1995 and will be available up to three years from date of loss.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994




NOTE 11  INCOME TAXES (CONTINUED)

      The Company has had numerous transactions in its common stock. Such transactions may have resulted in a change in the Company's ownership, as defined in the Internal Revenue Code Section 382. Such change may result in an annual limitation on the amount of the Company's taxable income which may be offset with its net operating loss carryforwards. The Company has not evaluated the impact of Section 382, if any, on its ability to utilize its net operating loss carryforwards in future years.

NOTE 12  RELATED PARTY TRANSACTIONS

      On July 19, 1993, 600,00 warrants to purchase the Company's Common Stock for five years at $.15 per share were issued to Mr. Smith, the Chairman of the Board and former Chief Executive Officer, and 687,495 warrants were canceled by the Company at prices that range between $.4375 and $1.00 per share.

      During March and April of 1994 Mr. Smith lent the Company an additional $50,000 in connection with the Company's Private Placement Secured Notes and Preferred Stock Purchase Warrants offering.

      As of June 30, 1995, Mr. Smith owns approximately 1,950,000 shares of the common stock of the Company and has 2,669,840 warrants to purchase the Company's Common Stock and 15,000 warrants to purchase 15,000 shares of Series B Preferred Stock at $10 per share, which is convertible into the equivalent of 1,500,000 shares of common stock. In addition, Mr. Smith owns 5,000 shares of Series A preferred stock at $10 per share which is convertible into the equivalent of 200,000 shares of common stock. On August 22, 1995, the Series A preferred stock was converted into 200,000 shares of common stock.

NOTE 13  SUBSEQUENT EVENTS

      In connection with a private placement of its 10% Promissory Notes and preferred Stock Purchase Warrants (the "Notes"), the Company received additional loans of $105,000 from subscribers of promissory notes since June 30, 1995.

      On September 5, 1995 the Company received $675,000 net of fees of $75,000 from the sale of 3,000,000 shares of the Company's common stock at $.25 per share. In order to issue the shares sold on September 5, 1995, certain stockholders consisting mainly of officers and directors of the Company surrendered 3,215,000 shares of the Company's common stock in exchange for 32,150 shares of Series S Convertible Preferred Stock. The Series S Convertible Preferred Stock is convertible to 3,215,000 shares of common stock on the earlier of January 1, 1996 or such time as the Company has sufficient authorized common stock to convert all of the Series S Preferred stock.

      On September 12, 1995, the Company acquired all the outstanding capital stock of InfoPak, Inc. for 500,000 shares of its series P Convertible Preferred Stock, each share of which is convertibles into 10 shares of the Company's common stock.

      The Series P Convertible Preferred Stock issued in connection with the acquisition was valued at $2,750,000 ($.55 per share) by the Company and will be accounted for as a purchase.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEAR ENDED JUNE 30, 1995 AND 1994





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors and Stockholders
Dimensional Visions Group, Ltd.
Philadelphia, Pennsylvania





We have audited in accordance with generally accepted auditing standards, the financial statements of DIMENSIONAL VISIONS GROUP, LTD. included in this Annual Report on Form 10-KSB and have issued our report thereon dated September 18, 1995. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the preceding index are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth in relation to the basic financial statements taken as a whole.




                                                Gitomer & Berenholz, P.C.


Jenkintown, Pennsylvania
September 18, 1995

                                                                      SCHEDULE V





                        DIMENSIONAL VISIONS GROUP, LTD.
                    SCHEDULE V - PROPERTY AND EQUIPMENT (1)


         ---------------     ---------------     ---------------     ---------------     ---------------     ---------------
             Column A            Column B            Column C           Column D            Column E            Column F
         ---------------     ---------------     ---------------     ---------------     ---------------     ---------------
                                Balance at                                                Other
                                Beginning         Additions at                            Changes -           Balance at End
         Classification         of Period         Cost                 Retirements        Add (Deduct)        of Period
         ---------------     ---------------     ---------------     ---------------     ---------------     ---------------

 Year Ended June 30, 1995
 ------------------------
   Equipment                  $1,621,408            $11,522              $5,228              $ 326            $1,628,028
   Furniture and fixtures        130,412              4,852                -                 ( 326)              134,938
   Leasehold improvements        109,446               -                   -                    -                109,446
                              ----------            -------              ------              ------           ----------
                              $1,861,266            $16,374              $5,228              $  -             $1,872,412
                              ==========            =======              ======              ======           ==========

 Year Ended June 30, 1994
 ------------------------
   Equipment                  $1,624,061            $ 6,197              $8,850               $ -             $1,621,408
   Furniture & Fixtures          124,604              5,808                 -                   -                130,412
   Leasehold Improvements        109,446               -                    -                   -                109,446
                              ----------            -------              ------               -----           ----------
                              $1,858,111            $12,005              $8,850               $ -             $1,861,266
                              ==========            =======              ======               =====           ==========


(1) Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the related assets as follows:

Equipment                                           5-7 years
Furniture & Fixtures                                5 years
Leasehold improvements               Term of initial operating lease (5 years)

                                                                     SCHEDULE VI

                        DIMENSIONAL VISIONS GROUP, LTD.
            SCHEDULE VI - ACCUMULATED DEPRECIATION AND AMORTIZATION
                           OF PROPERTY AND EQUIPMENT


         ---------------     ---------------     ---------------     ---------------     ---------------     ---------------
             Column A            Column B            Column C           Column D            Column E            Column F
         ---------------     ---------------     ---------------     ---------------     ---------------     ---------------
                                Balance at                                                Other
                                Beginning         Additions at                            Changes -           Balance at End
         Classification         of Period         Cost                 Retirements        Add (Deduct)        of Period
         ---------------     ---------------     ---------------     ---------------     ---------------     ---------------

 Year Ended June 30, 1995
 ------------------------
   Equipment                   $1,426,715           $137,720            $4,705              $  -               $1,559,730
   Furniture and fixtures         110,632             11,801              -                                       122,433
   Leasehold improvements         107,916                970              -                    -                  108,886
                               ----------           --------            ------              ------             ----------
                               $1,645,263           $150,491            $4,705              $  -               $1,791,049
                               ==========           ========            ======              ======             ==========

 Year Ended June 30, 1994
 ------------------------
   Equipment                   $1,134,545           $300,798            $8,604               ($24)             $1,426,715
   Furniture & Fixtures            88,051             22,557               -                   24                 110,632
   Leasehold Improvements          90,574             18,342               -                   -                  107,916
                               ----------           --------            ------               -----             ----------
                               $1,312,170           $341,697            $8,604               $ -               $1,645,263
                               ==========           ========            ======               =====             ==========

                                 INFOPAK, INC.


                              FINANCIAL STATEMENTS
                                      WITH
                        INDEPENDENT ACCOUNTANTS' REPORT


                               DECEMBER 31, 1994





             BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                                       CONTENTS


                                                                           Page
                                                                          ------
     Independent auditors' report                                            1

     Financial statements
          Balance sheet                                                      2
          Statement of income and deficit                                    3
          Statement of cash flows                                            4
          Notes to financial statements                                    5-8

     Independent accountants' report on additional information               9

     Supporting schedule of selling and marketing,
          and general and administrative expenses                           10





             BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                    To the Board of Directors
                    Infopak, Inc.
                    Phoenix, Arizona


                          INDEPENDENT AUDITORS' REPORT


                    We have audited the accompanying balance sheet of Infopak, Inc., as of December 31, 1994, and the related statements of income and deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
                    An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infopak, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                    Tarzana, California
                    May 4, 1995

                                                                               2
                                     INFOPAK, INC.
                                     BALANCE SHEET
                                   DECEMBER 31, 1994




                                     ASSETS


     Current assets
          Cash                                         $    74,093
          Accounts receivable, net of
            allowance for doubtful
            accounts of $15,000                            129,612
          Notes and other receivables                       56,950
          Inventory                                        259,982
                                                       -----------

                    Total current assets                                  520,637

     Property, equipment and development costs
       net of accumulated depreciation                                    118,838

     Other assets
          Start-up costs, net of amortization              136,790
          Deposits                                           1,140
                                                       -----------

                    Total other assets                                    137,930
                                                                      -----------

                                                                      $   777,405
                                                                      ===========



                     LIABILITIES AND STOCKHOLDERS' DEFICIT


     Current liabilities
          Accounts payable                             $    42,409
          Accrued payroll                                   26,476
          Accrued payroll taxes                             24,025
          Accrued interest                                  47,425
          Commissions payable                               31,924
          Royalties payable                                179,028
          Current portion of long-term debt                175,000
                                                       -----------

                    Total current liabilities                             526,287

     Long-term liabilities                                                527,894

     Stockholders' deficit
          Common stock, $.01 par value,
            40,000,000 shares authorized,
            5,071,131 shares issued and
            outstanding                                     50,711
          Deficit                                       (  327,487)
                                                       -----------

                    Total stockholders' deficit                        (  276,776)
                                                                      -----------

                                                                      $   777,405
                                                                      ===========


    See accompanying accountants' audit report and notes to financial statements

                                                                               3
                                 INFOPAK, INC.
                        STATEMENT OF INCOME AND DEFICIT
                          YEAR ENDED DECEMBER 31, 1994





     Revenue from sales                                $  2,199,089      100.0 %

     Cost of goods sold                                   1,457,054       66.3
                                                       ------------     ------

     Gross profit                                           742,035       33.7
                                                       ------------     ------


     Selling and marketing expenses                         631,908       28.7
     General and administrative                             268,308       12.2
                                                       ------------     ------

                                                            900,216       41.0
                                                       ------------     ------


     Loss before taxes and other expenses               (   158,181)    (  7.2)

     Interest expense                                        33,436        1.5
                                                       ------------     ------

     Loss before income taxes                           (   191,617)    (  8.7)

     Provision for income taxes                              - 0 -          -
                                                       ------------     ------

     Net loss                                           (   191,617)    (  8.7)%
                                                                        ======

     Deficit, beginning of year                         (   135,870)
                                                       ------------

     Deficit, end of year                              $(   327,487)
                                                       ============





    See accompanying accountants' audit report and notes to financial statements

                                                                               4
                                 INFOPAK, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994





     Cash flows from operating activities:
          Net loss                                                    $(  191,617)
          Adjustments to reconcile net loss to
               net cash used in operating activities:
          Depreciation and amortization                                    72,940
          Changes in assets and liabilities:
               Notes and other receivables                                355,243
               Supplies and samples                                         1,119
               Inventory                                               (  259,982)
               Accounts payable                                            26,220
               Accrued expenses                                            26,483
                                                                      -----------

          Net cash provided by operating activities                        30,406
                                                                      -----------

     Cash flows from investing activities:
          Cash purchases of property and equipment                     (   11,235)
                                                                      -----------

          Net cash used in investing activities                        (   11,235)
                                                                      -----------

     Cash flows from financing activities:
          Proceeds from notes payable                                      28,655
          Repurchase of common stock                                   (    5,155)
                                                                      -----------

          Net cash provided by financing activities                        23,500
                                                                      -----------

     Net increase in cash                                                  42,671

     Cash, beginning of year                                               31,422
                                                                      -----------

     Cash, end of year                                                $    74,093
                                                                      ===========

     Supplemental disclosure of cash flows information:

          Cash paid during the period for:

            Interest                                  $    21,802
                                                      ===========

            Income taxes                              $    - 0 -
                                                      ===========





    See accompanying accountants' audit report and notes to financial statements

                                                                               5
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


          Line of business

          The Company designs and manufactures products in the hand held personal computer industry.


          Property and equipment and depreciation

          Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

               Machinery and equipment                 3 - 5 years
               Furniture and fixtures                  3 - 5 years
               Development costs                           5 years

          Expenditures for replacements and betterments are capitalized, while repairs and maintenance are charged to expense as incurred.


          Start-up costs amortization

          Start-up costs are amortized on the straight line method over seven years that commenced in 1993.


          Income taxes

          The Company elected in 1993, by unanimous consent of the shareholders, to be taxed as an S-Corporation under the provisions of the Internal Revenue Code. Under such provision, the Company does not pay federal or state corporate income taxes on its taxable income. Therefore, no provisions for federal or state income taxes have been made. Each individual shareholder is to report his respective share of the Company's taxable income, to the extent allowable, on his federal and state income tax returns.

                                                                               6
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     2.   NOTES AND OTHER RECEIVABLES

          During the year ended December 31, 1994, the Company did not advance any additional funds to employee/shareholders. The amounts are recorded as notes receivable from the employee/shareholders with interest calculated annually at 6% and not to exceed specified amounts. Repayment is to begin when certain conditions are met.


     3.   INVENTORY

          Inventory consists of finished goods.


     4.   PROPERTY, EQUIPMENT AND DEVELOPMENT COSTS

          Property, equipment and development costs consist of the following:

                                                     Accumulated     Net Book
                                           Cost      Depreciation      Value
                                        ----------   ------------   -----------
               Machinery                $   21,926   $     10,593   $    11,333
               Furniture and fixtures        1,994          1,701           293
               Software development          8,469          4,188         4,281
               Hardware development        198,009         95,078       102,931
                                        ----------   ------------   -----------

                                        $  230,398   $    111,560   $   118,838
                                        ==========   ============   ===========


     5.   START-UP COSTS

          Start-up costs consist of expenses incurred
          for developing the Company's initial product
          patents, copyrights and manufacturing processes.            $   174,096

          Accumulated amortization                                         37,306
                                                                      -----------

                                                                      $   136,790
                                                                      ===========

                                                                               7
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     6.   LONG-TERM DEBT

          Long-term debt consists of the following:

          Notes payable, unsecured, with monthly
          payments including interest at 8%,
          commencing when the Company becomes
          profitable on a tax basis.                                  $   281,434

          Loan payable, unsecured, due on demand,
          non-interest bearing.                                           175,000

          Loans payable, employees, unsecured, with
          monthly payments including interest at 6%,
          commencing when the Company becomes
          profitable on a tax basis.  No payments
          were made during 1994.                                          246,460
                                                                      -----------

                                                                          702,894

          Current maturities                                              175,000
                                                                      -----------

                                                                      $   527,894
                                                                      ===========

          Future maturities of long-term debt are as follows:

                 Year Ending December 31,
                 ------------------------

                          1995                         $   175,000
                      Thereafter                           527,894
                                                       -----------

                                                       $   702,894
                                                       ===========


     7.   COMMON STOCK

          The Company repurchased 515,464 shares of common stock during 1994 for a total of $6,008.97. The stock was retired and is available for issuance at a latter date.


     8.   INCOME TAXES

          The Company has a tax liability to the state of Arizona for the minimum state income tax of $50. There is no federal income tax due to the Company being a subchapter "S" corporation (Note 1). The amount of the liability is immaterial and not accrued in the financial statements.

                                                                               8
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994





     9.   COMMITMENTS AND CONTINGENCIES


          Lease

          The Company has a month to month, noncapitalized operating lease for its premises.


          Royalty agreement

          The Company has a royalty agreement with certain officers of the Company. This agreement is to pay a royalty for sales of manufactured product. The royalty accrues and will be paid when the Company becomes profitable on a tax basis. There were no royalties paid during 1994.


          Bonus plans

          The Company entered into a bonus plan in 1993 to pay management and employees a percentage of the net profit on a cash (tax) basis. As of May 4, 1995 there have been no bonuses paid.


          Income taxes

          The Company has a net operating loss carryover which is available if the Company reverts to a "C" corporation. The net operating loss expires in 2008.


          Long term debt

          In 1994 the notes payable were renegotiated to begin payments after the Company becomes profitable on a tax basis. (See note 6)


     10.  SUBSEQUENT EVENTS


          Long term debt

          Subsequent to the balance sheet date, a potential investor requested the return of his initial deposit for the purchase of stock. Due to this the stock purchase deposit has been reclassified as a loan payable. (Note 6)

                  Board of Directors and Stockholders
                  Infopak, Inc.
                  Phoenix, Arizona




                  INDEPENDENT ACCOUNTANTS' REPORT ON ADDITIONAL INFORMATION



                  Our report on our audit of the basic financial statements of Infopak, Inc. for 1994 appears on page one. That audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supporting schedule of selling and marketing and general and administrative expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




                  Tarzana, California
                  May 4, 1995

                                                                              10
                                 INFOPAK, INC.
               SUPPORTING SCHEDULE OF SELLING AND MARKETING, AND
                      GENERAL AND ADMINISTRATIVE EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1994





     Selling and marketing
     ---------------------

     Commissions                                       $    63,445     2.9
     Health insurance                                       42,420     1.9
     Insurance                                              10,527     0.5
     Marketing                                              13,344     0.6
     Moving expenses                                         4,307     0.2
     Payroll taxes                                          34,907     1.6
     Salaries                                              451,715    20.5
     Sales expense                                           9,223     0.4
     Travel and entertainment                                2,020     0.1
                                                       -----------    ----

          Total                                        $   631,908    28.7 %
                                                       ===========    ====



     General and administrative
     --------------------------

     Accounting                                        $     2,000     0.1 %
     Amortization and depreciation                          72,940     3.3
     Legal and professional                                 10,512     0.5
     Miscellaneous                                          19,185     0.9
     Office expense                                        107,306     4.9
     Repairs and maintenance                                   966      -
     Rent                                                   14,725     0.7
     Taxes and licenses                                         96      -
     Telephone                                              13,165     0.6
     Travel                                                 27,413     1.2
                                                       -----------   -----

          Total                                        $   268,308    12.2 %
                                                       ===========   =====





                            See accountants' report

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1995
                                 (Unaudited)

The pro forma consolidated balance sheet is presented to show the financial position of Dimensional Visions Group, Ltd. (Company) as if the acquisition of InfoPak, Inc. had occurred on June 30, 1995, and the pro forma consolidated statement of operations as if the acquisition of InfoPak, Inc. had occurred on July 1, 1994, using the assumptions and adjustments described in the accompanying notes.

These pro forma consolidated financial statements have been prepared for comparative purposes only, and do not purport to indicate what necessarily would have occurred had the acquisition been completed since inception, or what results may be in the future. The pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes, as presented in the 1995 Annual Form 10-KSB/A for the year ended June 30, 1995.

On September 12, 1995, the Company acquired all of the outstanding capital stock of InfoPak, Inc., pursuant to a merger agreement dated September 6, 1995. The Company issued 500,000 shares of Series P Convertible Preferred Stock valued at $2,750,000 and the issuance of an additional 34,681 shares of Series P Convertible Preferred Stock relating to the cancellation of Notes and accrued interest of InfoPak, Inc. and 17,500 shares of Series P Convertible Preferred Stock relating to certain employees and a consultant of InfoPak, Inc.

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1995
                                 (Unaudited)



                                                              ASSETS

                                                                             Pro Forma
                                                         Historical         Adjustments         Pro Forma
                                                         ----------         -----------         ---------
Current assets
  Cash and cash equivalents                             $    227,972         $   275,632(1)    $    503,604
  Receivables
    Trade                                                     18,690               8,867(1)          27,557
    Employee                                                   -                  44,078(1)          44,078
  Inventory                                                   26,453             114,383(1)         140,836
  Prepaid suppliers and expenses                              43,361                 -               43,361
                                                        ------------         -----------       ------------
  Total current assets                                       316,476             442,960            759,436
                                                        ------------         -----------       ------------
Equipment and leasehold improvements, net                     81,363              42,804(1)         124,167
                                                        ------------         -----------       ------------
Other Assets
  Patent rights and other assets                              53,398              96,250(2)
                                                                                   1,140(1)         150,788
  Goodwill                                                                     2,380,356(1)
                                                                                 190,746(3)
                                                                 -                36,866(4)       2,607,968
                                                        ------------         -----------       ------------
                                                              53,398           2,705,358          2,758,756
                                                        ------------         -----------       ------------
Total assets                                            $    451,237         $ 3,191,122       $  3,642,359
                                                        ============         ===========       ============

                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
  Notes payable
    Employees                                           $      -             $    73,729(1)     $    73,729
    Other                                                     50,000               -                 50,000
  Accounts payable, accrued expenses and                                          36,866(4)
   other liabilities                                         404,489              43,531(1)         484,886
                                                        ------------         -----------       ------------
  Total Current Liabilities                                  454,489             154,126            608,615
                                                        ------------         -----------       ------------
Long term debt
  Secured notes                                            1,837,000               -              1,837,000
  Accrued interest payable                                   210,741               -                210,741
                                                        ------------         -----------       ------------
                                                           2,047,741               -              2,047,741
                                                        ------------         -----------       ------------
Stockholders' equity (deficiency)
  Preferred stock                                            772,500          10,000,000(1)
                                                                                 350,000
                                                                                 693,620         11,816,120
  Common stock                                                16,936               -                 16,936
  Additional paid-in capital                              11,881,927          (7,250,000)(1)
                                                                                (253,750)(2)
                                                                                (502,874)(3)      3,875,303
  Deficit                                                (14,722,356)             -             (14,722,356)
                                                        ------------         -----------       ------------
  Total stockholders' equity (deficiency)                ( 2,050,993)          3,036,996            986,003
                                                        ------------         -----------       ------------
Total liabilities and stockholders equity (deficiency)  $    451,237         $ 3,191,122       $  3,642,359
                                                        ============         ===========       ============

     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.

                        DIMENSIONAL VISIONS GROUP, LTD.
                               AND SUBSIDIARIES
                            PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                           YEAR ENDED JUNE 30, 1995
                                  (Unaudited)


                                                                         Pro Forma
                                                                         Results of
                                                                        Operations of            Pro Forma
                                                    Historical         InfoPak, Inc.(8)         Adjustments           Pro Forma
                                                    ----------         ----------------         -----------          ------------

Operating revenue                                   $  134,028            $2,199,997               $    -               $2,334,025
                                                   ------------         ------------             ------------        --------------

  Operating expenses                                   241,240             1,395,276                 (81,682)(5)         1,554,834
  Cost of sales                                        299,267               238,378                  14,664(6)            552,309
  Research and development costs                       120,359               184,494                   6,418(6)            311,271
  Marketing expenses                                   460,680               401,595                  11,006(6)
  General and administrative expenses                       -                    -                   521,594(7)          1,394,875
                                                   ------------         ------------             ------------        --------------

Total operating expenses                             1,121,546             2,219,743                 472,000             3,813,289
                                                   ------------         ------------             ------------        --------------

Loss before other income (expenses)                   (987,518)              (19,746)               (472,000)           (1,479,264)
                                                   ------------         ------------             ------------        --------------

Other income (expense)
  Interest expenses                                   (208,717)              (27,625)                 12,021(5)           (224,321)
  Interest income                                        1,318                 2,491                     -                   3,809
  Gain on sale of equipment                              2,585                   -                       -                   2,585
                                                   ------------         ------------             ------------        --------------
                                                      (204,814)              (25,134)                (12,021)             (217,927)
                                                   ------------         ------------             ------------        --------------

Net loss                                           ($1,192,332)          ($   44,880)            ($  459,979)          ($1,697,191)
                                                   ============          ============            ============         =============

Loss per share                                                                                                               ($.10)
                                                                                                                             ======

Weighted average number of shares
   outstanding                                                                                                          16,476,769
                                                                                                                        ==========


     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1995
                                 (Unaudited)



(1) Represents the acquisition of the net assets of InfoPak, Inc. on September 12, 1995, the issuance of 500,000 shares of Series P Convertible Preferred Stock and the recording of Goodwill resulting from the excess purchase price over the value of the net assets acquired.

(2) Represents the issuance of 17,500 shares of Series P Convertible Preferred Stock in connection with employment and consulting contract signing bonuses to certain employees and a consultant to InfoPak, Inc.

(3) Represents the issuance of 34,681 shares of Series P Convertible Preferred Stock in connection with the cancellation of debt and related accrued interest due to certain shareholders of InfoPak, Inc.

(4) Represents legal fees in connection with the merger agreement dated September 6, 1995.

(5) Represents the elimination of royalty fees and interest expense which would not be incurred by the Company to operate InfoPak, Inc.

(6) Represents the amortization of the deferred compensation expense (signing bonuses) over the three year term of the employment contracts, and two year term of the consulting contract.

(7)   Represents amortization of Goodwill over a period of five years.

(8) Represents the pro forma results of operations of InfoPak, Inc. for 12 monthly periods from July 1, 1994 through June 30, 1995.

                             [FRONT SIDE OF PROXY CARD]
P
R                           DIMENSIONAL VISIONS GROUP, LTD.
O
X                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
Y                SPECIAL MEETING OF STOCKHOLDERS - DECEMBER 8, 1995

           The  undersigned stockholder of Dimensional  Visions  Group,   Ltd.
      (the "Company"), revoking all previous proxies, hereby appoints Steven M. Peck and George S. Smith and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of the Company's voting stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company, to be held at 9:00 a.m., (Local Time), at the Company's principal executive offices located at 718 Arch Street, Suite 202N, Philadelphia, Pennsylvania 19106 on December 8, 1995, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:


      1.    To consider and vote upon a proposal to           _    FOR
            amend the Company's Certificate of
            Incorporation to authorize additional             _    AGAINST
            shares of common stock and preferred stock
            of the Company.                                   _    ABSTAIN

      2.    To amend the Certificate of Incorporation         _    FOR
            to change the name of the Company to
            "Dimensional Group, Inc."                         _    AGAINST

                                                              _    ABSTAIN

      3. To transact such other business as may properly come before this meeting.

                           [BACK SIDE OF PROXY CARD]

           This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted FOR the authorization of additional shares of common stock and preferred stock of the Company, FOR the proposal to change the Company's name, in each case as described in the accompanying Proxy Statement. This
      Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

           THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE SPECIAL MEETING OF THE STOCKHOLDERS OF DIMENSIONAL VISIONS GROUP, LTD. TO BE HELD DECEMBER 8, 1995.

                                        Dated:_________________________, 1995


                                        _____________________________________

                                                   Signature of Stockholder


                                        _____________________________________

                                                   Signature of Stockholder


                                        NOTE:   Please sign this Proxy  exactly
                                        as  name(s)  appear  in address.   When
                                        signing  as attorney-in-fact, executor,
                                        administrator,  trustee  or guardian,
                                        please  add your title  as  such.   If
                                        stockholder is a corporation, please
                                        sign with  full corporate name by duly
                                        authorized  officer  or officers  and
                                        affix the corporate seal.   When
                                        stock is held in the name of two or
                                        more persons, all such persons should
                                        sign.

                  PLEASE, SIGN, DATE AND RETURN THIS PROXY.
                   IN THE ENCLOSED POSTAGE-PAID ENVELOPE.